Exhibit 5.1

Attorneys and Counselors
2001 Bryan Street, Suite 3900 Dallas, Texas 75201 (214) 953-0053 (214) 922-4142 Fax www.hallettperrin.com	(214) 922-4156 Fax (214) 922-4170 lhardeburg@hallettperrin.com

July 25, 2007

Decorize, Inc.
1938 E. Phelps
Springfield, Missouri 65802

RE:	Registration Statement on Form SB-2 (File No. 333-140794)

Gentlemen:

We have served as counsel for Decorize, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Selling Stockholders”) in connection with the Registration Statement on Form SB-2 (File No. 333-140794) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 covering the proposed sale from time to time by the Selling Stockholders of a maximum of 22,871,865 shares (the “Shares”) of Common Stock, $.001 par value, of the Company.

With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Shares, when sold and delivered in accordance with the Registration Statement, will be duly and validly issued and outstanding and fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours, /s/ HALLETT & PERRIN, P.C.